                                                                   EXHIBIT 10.43

July 16, 1996

John B. Wilson
135 Benvue Street
Wellesley, Massachusetts  02181

Dear John:

We are very pleased to offer you employment at The Gap, Inc. This offer is contingent upon a start date on or before November 1, 1996. Below please find a summary of the offer.

1.   POSITION:  Chief Administrative Officer, The Gap, Inc.  Contingent upon the
     --------
     Board of Directors' approval, this position will be subject to the rules and regulations of Section 16 of the 1934 Securities Exchange Act (as amended).

2.   REPORTING RELATIONSHIP:  You will report to me.
     ----------------------

3.   AREAS OF RESPONSIBILITY:  The following departments will report to you:
     -----------------------
     Finance, Internal Audit, Corporate Administration, MIS, Distribution, Real Estate and Store Construction, General Counsel.

4.   START DATE:  To be determined, but in no event later than your tentative
     ----------
     start date of November 1, 1996.

5.   SALARY:  Your base salary will be $550,000 per year, payable every two
     ------
     weeks. If you start on or before October 31, 1996 you will be eligible for a pro-rated base salary review in April of 1997. If you start on November 1, or after, your base salary will be reviewed in April of 1998 and will be pro-rated to include the partial year worked in fiscal year 1996.

6.   BONUS:  We are offering three different cash bonuses to you:
     -----

     A. Signing Bonus.  On your first scheduled pay date you will receive a cash
        -------------
        bonus of $850,000 (less applicable taxes).

     B. MICAP Bonus.  Under our Management Incentive Cash Award Program (MICAP),
        -----------
        you will be eligible to receive a bonus each year with a target award of 50% of your base salary. Depending upon the performance of The Gap, Inc. against its annual goals,

John B. Wilson
July 16, 1996
Page 2


        your payment could range from 0 to 150% of your target. At this point, an individual performance factor will be applied of 85% to 125%.

        Provided that your start date is on or before November 1, 1996, your first bonus will be guaranteed at target and payable in April 1997 provided that you are actively employed by The Gap, Inc. at that time. The amount of this bonus will be prorated for the number of months you worked in fiscal year 1996.

     C. Long Term Cash Bonus:  You will be eligible to participate in our
        --------------------
        Executive Long Term Cash Award Performance Plan (ELCAPP), subject to pre-approval of the Board of Directors. ELCAPP provides for a target cash incentive of 100% of your base salary every three years. "Base Salary" for each three year cycle is the average of your fiscal year end salary in each year of the three year cycle. Assuming you are still actively employed by The Gap, Inc. at that time, you will be eligible for the first payout under the Plan in April 1999. Any bonus provided at that time will be prorated to your Anniversary Date (as defined herein). The cycles for this program are overlapping. For example, the 2nd cycle you would be eligible for, begins on February 1, 1997 to January 31, 2000 with a payout in the year 2000. Your payout will be based on achievement of Company goals during that period.

7.   STOCK:   Below are three different types of stock grants that we are
     -----
     offering to you. Keep in mind that as a Section 16 officer of the Company, you will be subject to the rules and regulations of Section 16 of the 1934 Securities Exchange Act (as amended), as well as Company designated trading windows. All of the stock grants described below are contingent upon the approval of the Compensation and Stock Option Committee of the Board of Directors and are subject to the terms and conditions of the Company's 1996 Stock Option and Award Plan.

     A. Stock Options: On the date when the award is approved or on your first
        -------------
        day of employment, whichever is later (hereafter "Anniversary Date"), you will receive an option to purchase 300,000 shares of stock of The Gap, Inc. The exercise price for the option shall be determined by the market value of the stock on the Anniversary Date. These shares will become 100% vested and exercisable on the Anniversary Date in the year shown in the schedule below, provided you are then employed

John B. Wilson
July 16, 1996
Page 3


        by us. The options must be exercised within ten years from the date of the grant, or you will lose your right to do so.

               100,000 options in 1998
               100,000 options in 1999
               100,000 options in 2000

        These partially accelerated grants have been offered as inducement to join our Company and, as such, they exceed the number of shares your peers will receive during the same years. Beginning in the next review cycle, (i.e. April 1997) your grants will be consistent with our overall compensation scheme and, in light of this offer, you will not receive any more options vesting in the year 2000.

     B. Restricted Stock:  On your Anniversary Date (defined in paragraph 7A
        ----------------
        above), you will receive 20,300 restricted shares of common stock of The Gap, Inc. Assuming you are then employed by us, the share restrictions will be lifted on your Anniversary Date in 1997.

     C. Discounted Stock Option: On your Anniversary Date (defined in paragraph
        -----------------------
        7A above), you will receive an option to purchase 70,000 shares of stock of The Gap, Inc. The exercise price for the options will be 50% of the fair market value of the stock on the Anniversary Date. The option shall become 100% vested and exercisable as shown in the schedule below provided you are then employed by us:

               42,000 options on February 1, 1998
               28,000 options on your Anniversary Date in 1999

       These options must be exercised within ten years from the date of the grant, or you will lose your right to do so.

8.   RELOCATION LOAN AND EXPENSES: You will be eligible to receive a low
     ----------------------------
     interest relocation loan for every dollar of equity you put towards the purchase of a new home, up to a maximum of $550,000. The loan will be interest only, at 3%, for five years, with all principal and interest due in five years. More details about this benefit will be forthcoming.

     We will also pay your relocation expenses in accordance with the Company's relocation policy. Your relocation packet will be forwarded directly by our Relocation Department.

John B. Wilson
July 16, 1996
Page 4


9.   CAR ALLOWANCE:  During your employment, you will be provided with a car
     -------------
     allowance of $1100 per month. All operating expenses (i.e. gasoline, insurance coverage, registration, maintenance, etc.) will be your responsibility. The monthly allowance is taxable and will be added to your W-2 Form.

10.  PROPRIETARY INFORMATION OR TRADE SECRETS OF OTHERS:  You represent and
     --------------------------------------------------
     warrant to us that: 1) you do not have any other agreements or relationships with, or commitments to, any other person or entity that conflicts with accepting this offer or performing your obligations as outlined herein; and 2) you have returned all property and confidential information belonging to all prior employers; and 3) you will not disclose to us, or use, or persuade any other Company employee to use, any proprietary information or trade secrets of another person or entity. You further agree to defend, indemnify and hold us harmless in the event that any person or entity brings a lawsuit alleging your breach of the above representations and warranties.

11.  TERMINATION/SEVERANCE PROTECTION:  In the event that you are involuntarily
     --------------------------------
     terminated for any reason other than "cause" within the first 24 months of employment, we will offer the following protection:

     A. One year of severance pay at your then-effective base rate, payments to cease as soon as new employment is effective.

     B. If your termination occurs before the Anniversary Date in 1997, we will accelerate the vesting and lapse of restrictions for your 1997 restricted shares to the date of your termination.

     C. If your termination occurs before February 1, 1998, we will accelerate the vesting of your 1998 discounted stock options to the date of your termination.

     The term "cause" is hereby defined to include dishonesty, fraud or deliberate injury to the Company, any activity that creates a conflict of interest between you and the Company, any unlawful or criminal activity of a serious nature, or any willful breach or neglect of your duties.

12.  GAP'S PARTIAL  RECAPTURE OF ANY ACCELERATED STOCK:  You acknowledge that a
     -------------------------------------------------
     large part of this offer was designed to

John B. Wilson
July 16, 1996
Page 5


     compensate you for an unvested stock option granted to you by your current employer (Staples) which would have vested in 1997. You agree that if you receive any acceleration of this stock grant ("Accelerated Stock") from your current employer, or its surviving corporation, either due to your termination or your willingness to temporarily extend your employment through an agreed upon date, then your pre-tax gain on this Accelerated Stock will be used to reduce this offer as follows. Your gain on such Accelerated Stock will be calculated as of the market value on the accelerated vesting date ("Vesting Date") and fifty-percent of such gain (up to a maximum of $1.15 million) will be used to reduce the value of this offer by first reducing the number of shares of restricted shares offered to you in paragraph 7B above (calculated at their market value on the Vesting Date) then reducing the number of discounted 1998 shares in paragraph 7C, then the number of discounted 1999 shares, until the $1,150,000 maximum is recaptured by us.


13.  BENEFITS:
     --------

     A. Benefits Basics - Company-paid Income Protection, Life, and Vision coverage will be effective the day you report to work. You will have 31 days from your first day of employment to elect optional coverage, such as Medical and Dental, Core Plus Income Protection, Supplemental Life, AD&D, etc. If optional coverage is elected it will take effect on your first day of employment.

     B. GapShare - You will become eligible to participate in our 401(k) Plan, called GapShare, after one year of service. Enrollment in the Plan occurs just prior to the Plan Entry Dates, January 1, April 1, July 1 and October 1 of each year after you meet the eligibility requirement. Please contact our Benefits Department if you would like to roll-over any amounts from former plans into GapShare.

     C. Employee Stock Purchase Plan - The company also offers an Employee Stock Purchase Plan which gives employees the opportunity to purchase shares of The Gap, Inc. stock at a discount through payroll deductions. More information about the plan will be provided to you before the annual enrollment date of June 1st.

     D. LifeStyle Benefits - We also offer a variety of other benefit services and programs about which you may be interested.

John B. Wilson
July 16, 1996
Page 6

          Services include BabyLine, LifeWorks, babyGap Gift, and the Dependent Care Account Plan.

     Detailed information on all of the Benefits Programs will be provided to you on your first day of employment. This package will also contain important information on enrollment deadlines.

You understand that this agreement does not constitute an employment contract and that your employment is at-will. This means that you do not have a contract of employment for any particular duration or limiting the grounds for your termination in any way. You are free to resign at any time. Similarly, The Gap, Inc. is free to terminate your employment at any time for any reason. You understand that while personnel policies, programs and procedures may exist and be changed from time to time, the only time your at-will status could be changed is if you were to enter into an express written contract with The Gap, Inc., explicitly promising you job security, containing the words "This is an express contract of employment", and signed by an officer of The Gap, Inc. The above language contains our entire agreement about your at-will status and there are no oral or side agreements of any kind.

Again, John, we are delighted to offer you employment at The Gap, Inc. We know you will contribute greatly to our organization and will find the position to be a most challenging one.

After accepting this offer by signing below, please return one original to me. The other is for your records.

Very truly yours,                        Accepted by,

THE GAP, INC.


------------------                       ------------------
Millard S. Drexler                       John B. Wilson
President and Chief Executive Officer
                                         On                        , 1996
                                             ---------------------